Exhibit 21.1

Subsidiaries of the Company

LBI Inc.

JRM Benefits Consultants, LLC

LifeGuard Benefit Services, Inc.

Zurvita Inc.

U.S. Health Benefits, Inc.

U.S Healthcare Group, Inc.

On the Phone, Inc.